Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”) is made this 21st day of October, 2016 by and between Dean Ledger (the “Executive”) and NanoFlex Power Corporation (the “Company”). All capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in that certain Employment Agreement dated as of October 22, 2013 (the “Employment Agreement”) and the First Amendment to the Employment Agreement dated as of May 8, 2015 (the “First Amendment”) between the parties.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Modification of Employment Agreement.

1.1           Modification of Section 4.1. Section 4.1 of the Employment Agreement, which had been modified on May 8, 2015, shall be further modified to also include the following language at the end of the first sentence of Section 4.1 ending with “Salary.)”: “Upon the Company’s raising not less than $6,000,000 in the aggregate from sales of its securities subsequent to the date of this Second Amendment (the “Triggering Event”), the Base Salary under this Agreement shall automatically increase upon the occurrence of the Triggering event from $210,000 per annum to $240,000 per annum.”

1.2          Modification of Section 7.1. Section 7.1 of the Employment Agreement shall be modified to be entirely replaced with the following language: “In the event of a Qualifying Termination (as defined below) during a Change of Control Period, the Company shall pay to the Executive any accrued Base Salary and other benefits, if any, hereunder, including healthcare benefits, through the date of the Qualifying Termination and for an additional six (6) months thereafter. If the Executive continues to perform his duties pursuant to this Agreement after the date of the Qualifying Termination, the Executive shall also receive any unreimbursed expenses incurred by the Executive pursuant to Section 5 hereof in accordance with the terms and provisions of that section, incurred through six (6) months after the occurrence of the Qualifying Termination. For the purposes of this Section 7, a “Qualifying Termination” shall mean any termination of the Executive’s employment other than: (1) by the Company for Cause; (2) by reason of death, Disability or Retirement; or (3) by the Executive without Good Reason. Payment under this Section 7.1 shall be made within sixty (60) days after the effective date of termination of the Executive’s Employment.”

2.          Miscellaneous. Except as amended pursuant to this Second Amendment, the Employment Agreement (including the Schedules and Exhibits thereto) and the First Amendment (including the Schedules and Exhibits thereto) remain in effect in all respects. The provisions of Section 18 of the Employment Agreement, to the extent applicable, are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Employment Agreement to be executed as of the date first written above.

NanoFlex Power Corporation		Executive:

By:	/s/ Dean L. Ledger	/s/ Dean L. Ledger
Dean L. Ledger